Exhibit 8

Reed Smith LLP

Reed Smith Centre

225 Fifth Avenue

Pittsburgh, PA 15222-2716

+1 412 288 3131

Fax +1 412 288 3063

reedsmith.com

October 2, 2013

Direxion Shares ETF Trust II

c/o Direxion Asset Management LLC

1301 Avenue of the Americas (6th Avenue)

35th Floor New York, NY 10019

RE:	Direxion Shares ETF Trust II
Registration Statement on Form S-1 (File No. 333-168227)

Ladies and Gentlemen:

We have acted as tax counsel for Direxion Shares ETF Trust II (the “Trust”), a Delaware statutory trust established in series, in connection with the offer and sale (the “Offering”) of units (the “Units”) representing fractional undivided units of beneficial interest in the series of the Trust designated as (i) Direxion Daily Gold Bear 1X Shares, (ii) Direxion Daily Gold Bull 3X Shares, (iii) Direxion Daily Gold Bear 3X Shares, (iv) Direxion Daily Silver Bear 1X Shares, (v) Direxion Daily Silver Bull 3X Shares, (vi) Direxion Daily Silver Bear 3X Shares, (vii) Direxion Daily Japanese Yen Bull 3X Shares, (viii) Direxion Daily Japanese Yen Bear 3X Shares, (ix) Direxion Daily Dollar Bull 3X Shares, (x) Direxion Daily Dollar Bear 3X Shares, (xi) Direxion Daily Euro Bull 3X Shares and (xii) Direxion Daily Euro Bear 3X Shares.

As counsel to the Trust, we have participated in the preparation of the registration statement for the Offering on Form S-1 (the “Registration Statement”) to which this opinion is an exhibit, including the discussion set forth under the caption “Material U.S. Federal Income Tax Considerations” (the “Discussion”) in the Registration Statement.

The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences for purchasers of the Units pursuant to the Offering.

Our opinion is based on current provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury regulations promulgated under the Code (the “Regulations”), and public administrative and judicial interpretations of the Code and the Regulations as of the date hereof, all of which are subject to change, possibly with retroactive effect. Our opinion represents only our legal judgment based on current law and the facts as referred to above, and has no binding effect on the U.S. Internal Revenue Service or the courts. The U.S. Internal Revenue Service may take a position contrary to our opinion, and if the matter is litigated, a court may reach a decision contrary to our opinion.

NEW YORK • LONDON • HONG KONG • CHICAGO • WASHINGTON, D.C. • BEIJING • PARIS • LOS ANGELES • SAN FRANCISCO • PHILADELPHIA • SHANGHAI • PITTSBURGH • HOUSTON • SINGAPORE • MUNICH • ABU DHABI • PRINCETON • NORTHERN VIRGINIA • WILMINGTON • SILICON VALLEY • DUBAI • CENTURY CITY • RICHMOND • GREECE •KAZAKHSTAN

Direxion Shares ETF Trust II

October 2, 2013

Our opinion is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond the opinion expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances or law after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm and this opinion contained in the Discussion. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or under the rules and regulations of the Securities and Exchange Commission relating thereto.

Respectfully submitted,

/s/ Reed Smith LLP

Reed Smith LLP

LNH/MTP